Exhibit 12

            Opinion of Skadden, Arps, Slate, Meagher & Flom Counsel



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                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                   (ILLINOIS)
                             333 WEST WACKER DRIVE
                          CHICAGO, ILLINOIS 60606-1285
                                 (312) 407-0700


                                                                November 6, 1996

To: Phoenix Duff & Phelps Institutional Enhanced Reserves Portfolio One American Row
     P.O. Box 5056
     Hartford, CT 06102-5056

     Duff & Phelps Enhanced Reserves Fund
     55 East Monroe Street
     Chicago, IL 60603

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition on July 19, 1996 by the Phoenix Duff & Phelps Institutional Enhanced Reserves Portfolio (the "Acquiring Fund"), a series of the Phoenix Duff & Phelps Institutional Mutual Funds (the "Acquiring Trust"), a Massachusetts business trust, of all of the assets of the Duff & Phelps Enhanced Reserves Fund (the "Acquired Fund"), a series of Duff & Phelps Mutual Funds (the "Acquired Trust"), a Massachusetts business trust, solely in exchange for full and fractional Class X voting shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and the subsequent liquidation of the Acquired Fund (the "Reorganization"), pursuant to the Agreement and Plan of Reorganization dated as of June 3, 1996, by and between the Acquiring Trust on behalf of the Acquiring Fund and the Acquired Trust on behalf of the Acquired Fund (the "Reorganization Agreement"). Specifically, you have requested our opinion as to whether for Federal income tax purposes the Reorganization qualified as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, amended (the "Code").

     In connection with rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Reorganization Agreement, the Registration Statement of the Acquiring Fund on Form N-14, as of the date of its effectiveness with the Securities and Exchange Commission (the "Registration Statement") and such other records and documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all records and documents submitted to us as originals, the conformity to original records and documents of all records and documents submitted to us as certified, conformed or


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photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Acquiring Fund, Acquiring Trust, Acquired Trust and Acquired Fund. In rendering this opinion, we have assumed that the transactions were consummated in accordance with the descriptions thereof set forth in such records and documents and that such records and documents accurately reflect the material facts of the transactions. Our opinion is limited to legal rather than factual matters.

     In rendering our opinion, we have relied upon the Code, Treasury Regulations, legislative history, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all in effect as of the date of the Reorganization and all of which are subject to change or differing interpretation (possibly on a retroactive basis).

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date of the Reorganization:

          (1) The acquisition and assumption by the Acquiring Fund of all of the assets and liabilities of the Acquired Fund in exchange solely for Class X voting shares of the Acquiring Fund and the subsequent liquidation of the Acquired Fund qualified as a tax-free reorganization within the meaning of
Section 368(a) of the Code.

          (2) No gain or loss will be recognized by the Acquired Fund or the Acquiring Fund upon the transfer to, and assumption by, the Acquiring Fund of the assets and liabilities of the Acquired Fund in exchange solely for the Class X voting shares of the Acquiring Fund or on the distribution of such Class X shares of the Acquiring Fund by the Acquired Fund to its shareholders in connection with the Reorganization.

          (3) The Acquiring Fund's basis in the Fund's assets received in the Reorganization is, in each instance, equal to the basis of such assets in the hands of the Acquired Fund immediately prior to the transfer, and the Acquiring Fund's holding period of such assets, in each instance, includes the period during which the assets were held by the Acquired Fund.

          (4) No gain or loss will be recognized by any shareholder of the Acquired Fund upon the exchange of their voting shares of the Acquired Fund solely for the Class X voting shares, respectively, of the Acquiring Fund in connection with the Reorganization.

          (5) The aggregate tax basis of the Class X voting shares of the Acquiring Fund in connection with the Reorganization received by the shareholders of the


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Acquired Fund is the same as the aggregate tax basis of the voting shares of the Acquired Fund surrendered in exchange therefor.

          (6) The holding period of the Class X voting shares of the Acquiring Fund received by a shareholder of the Acquired Fund in connection with the Reorganization includes the holding period of the voting shares of the Acquired Fund surrendered in exchange therefor, if such surrendered shares were held as capital assets by such shareholder on the date of the exchange.

     We express no opinion as to any Federal tax consequences other as set forth in this letter or as to any tax consequences under state, local or foreign law.

                                        Very truly yours,

                                        SKADDEN, ARPS, SLATE, MEAGHER
                                        & FLOM (ILLINOIS)